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Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
KeyBank National Association
We have examined management's assertion, included in the accompanying Management's Assertion on
Compliance with Regulation AB Criteria, that KeyBank National Association, as successor by merger to
KeyCorp Real Estate Capital Markets, Inc., (the Company) complied with the servicing criteria set forth in Item
1122(d) of the Securities and Exchange Commission's Regulation AB for the commercial real estate mortgage loans platform (the Platform), except for the instances of material noncompliance described therein, as of and for the year ended December 31, 2014, and except for Items 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii) and
1122(d)(3)(iv), which the Company has determined are not applicable to the activities performed by them with respect to the Platform covered by this report. Refer to Attachment A of management's assertion for the asset backed transactions covered by this Platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the
Company's compliance with the servicing criteria based on our examination.
Our examination disclosed the following material noncompliance with servicing criteria set forth in Item
1122(d)(4)(xv) applicable to the Company during the year ended December 31, 2014. For this servicing criteria, we tested a sample of 19 loans which represented 10% of all loans that had external enhancement. We identified 6 loans in which the letters of credit, representing the external enhancements, were not transferred to the Company and therefore represent exceptions. The noncompliance in Item 1122(d)(4)(xv) related to a servicing portfolio acquired by the Company during the previous year where the beneficiary of credit enhancements was not updated subsequent to acquisition.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United
States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. Although the Company is responsible for assessing compliance with Item 1122(d)(1)(iii) of Regulation AB, there were no servicing activities performed by the Company during the year ended December 31, 2014 that required these servicing criteria to be complied with. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

A member firm of Ernst & Young Global Limited
The information in Management's Assertion on Compliance with Regulation AB Criteria Attachment B, under the subheading Remediation is presented by the Company for information purposes. Such information has not been subjected to the procedures applied in our examination of management's assertion as described above and accordingly, we express no opinion on it.
In our opinion, except for the material noncompliance described in the second paragraph, the Company complied, in all material respects, with the aforementioned servicing criteria as of and for the year ended
December 31, 2014.
/s/ Ernst & Young LLP
Cleveland, OH
March 13, 2015